Exhibit 99.1
pressrelease

Media Relations                        Investor Relations
Mike Jacobsen, APR                        Steve Virostek
+1-330-490-3796                        +1-330-490-6319
michael.jacobsen@dieboldnixdorf.com         steve.virostek@dieboldnixdorf.com

FOR IMMEDIATE RELEASE:
Oct. 1, 2018

DIEBOLD NIXDORF NAMES INTERIM CHIEF FINANCIAL OFFICER
NORTH CANTON, Ohio -- Diebold Nixdorf (NYSE: DBD) today announced the appointment of Jeffrey Rutherford, as interim chief financial officer, effective immediately. He replaces Chris Chapman, who is leaving the company to pursue other opportunities. The company has engaged a national firm to conduct a search for a permanent chief financial officer, and Chapman will provide support in an advisory capacity to assist with the transition.
Rutherford has a 35-year career in corporate finance and accounting, with over 20 years in senior leadership roles. He joins the firm from Edgewater Technology (NASDAQ: EDGW), a leading technology consulting firm, where he will continue to serve as Chairman through Edgewater’s previously announced merger. Prior to Edgewater, he has held the chief financial officer position at a number of companies, including Ferro Corporation (NYSE: FOE), Park-Ohio Holdings Corp (NASDAQ: PKOH), UAP Holding, LESCO and Office Max. Prior to his career in senior corporate leadership, he was an accountant at Arthur Andersen. He has extensive experience leading value-creative, right-sizing initiatives.
"We are pleased to have Jeff join us, particularly at this important moment in time for the company,” said Gerrard Schmid, chief executive officer of Diebold Nixdorf. “His broad financial and operational experience provides us with strong leadership and expertise as we continue to execute on our previously announced DN Now program through 2019.”
Schmid continued, “We thank Chris for his many contributions over his more than two decades with Diebold. We also wish him the best in his future endeavours.”

About Diebold Nixdorf
Diebold Nixdorf (NYSE:DBD) is a world leader in enabling connected commerce for millions of consumers each day across the financial and retail industries. Its software-defined solutions bridge the physical and digital worlds of cash and consumer transactions conveniently, securely and efficiently. As an innovation partner for nearly all of the world's top 100 financial institutions and a majority of the top 25 global retailers, Diebold Nixdorf delivers unparalleled services and technology that are essential to evolve in an 'always on' and changing consumer landscape.
Diebold Nixdorf has a presence in more than 130 countries with approximately 23,000 employees worldwide. The organization is headquartered in North Canton, Ohio, USA.  Visit www.DieboldNixdorf.com